CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 2 under the Securities Act of 1933 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 7, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of First Choice Funds Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and under the headings "Experts" and "Financial Statements" in the Statement of Additional Information.



PRICE WATERHOUSE LLP
Price Waterhouse LLP
Boston, Massachusetts
December 12, 1997